Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-187424 and Form S-8 No. 333-168508) of our report dated February 28, 2012 (except for Notes 2 and 10 as to which the date is February 27, 2013, Note 7 as to which the date is April 26, 2013 and Notes 1, 3, 4, 5, 9, 14, 15, 20 and 23 as to which the date is November 1, 2013), with respect to the consolidated financial statements and schedule of Federal-Mogul Corporation as of December 31, 2011 and for the years ended December 31, 2011 and 2010, included in this Form 8-K.

/s/ Ernst & Young LLP

Detroit, Michigan

November 1, 2013